CUSIP No. 44913M105	SCHEDULE 13D/A
Exhibit 99.2
AMENDED AND RESTATED
JOINT FILING AGREEMENT
     On November 12, 2007, the Alex Meruelo Living Trust, Alex Meruelo and Luis Armona entered into that certain Joint Filing Agreement. The parties hereto agree, for good and valuable consideration, to amend and restate such Joint Filing Agreement pursuant to the terms and conditions set forth herein.
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.001 par value per share, of Hypercom Corporation, a Delaware corporation, and further agree that this Amended and Restated Joint Filing Agreement be included as an Exhibit to such joint filings.
     In evidence thereof, the undersigned, being duly authorized, have executed this Amended and Restated Joint Filing Agreement this 18th day of January, 2008.

Alex Meruelo Living Trust

By:	/s/ Alex Meruelo

Alex Meruelo, Trustee

/s/ Alex Meruelo

Alex Meruelo

/s/ Luis Armona

Luis Armona

Alise Insurance Company, Inc.

By:	/s/ Luis Armona

Luis Armona, President

/s/ Armando Delgado

Armando Delgado